Exhibit 99.1

COLUMBUS McKINNON CORPORATION
Material Handling – Easily and Safely

New Release	Contact:

Karen L. Howard
Vice President – Finance and Chief Financial Officer
Columbus McKinnon Corporation
716-689-5550
karen.howard@cmworks.com

Immediate Release

Columbus McKinnon Reports Fiscal 2009 Year-end
and Fourth Quarter Results and Announces Facility Consolidation Plans

•	Net loss of $102.5 million for the quarter and $78.4 million for the year results from share price related goodwill impairment charge of $107.0 million

•	Generated $18.6 million in cash from continuing operating activities in the quarter, $63.0 million for the fiscal year

•	Strong liquidity position with $39.2 million cash on hand, $64.5 million revolver availability and net debt to total capitalization of 35.2%

•	New manufacturing and administrative cost reductions to generate $8 million to $10 million in annualized savings

AMHERST, N.Y., May 20, 2009 – Columbus McKinnon Corporation (NASDAQ: CMCO), a leading designer, manufacturer and marketer of material handling products, today announced financial results for its fourth quarter of fiscal 2009 that ended on March 31, 2009.  Current year results include the Company’s Pfaff-silberblau (Pfaff) business since it was acquired on October 1, 2008.

The Company also announced that it will be rationalizing its North American hoist and rigging operations to improve efficiency, control costs and facilitate future growth.

Fourth quarter highlights

Net sales for the fourth quarter of fiscal 2009 were $135.8 million, including $16.6 million from the Pfaff business, down $25.4 million, or 15.8%, over the same period in the prior year.

As anticipated, the Company’s results reflect a decline in orders due to a rapid and severe contraction in industrial markets worldwide, which measurably affected sales in the quarter, despite recent Company-led price increases that held up relatively well.  U.S. industrial capacity utilization, which the Company uses as a leading market indicator, was 65.8% in April 2009 falling from 68.9% in December and 77.7% in March 2008.  Foreign currency translation also negatively impacted sales, by approximately $5.0 million.

The Company reported a fiscal 2009 fourth quarter net loss of $102.5 million, or $5.43 per diluted share, compared with net income of $8.4 million, or $0.44 per diluted share, for the same period last year.

Columbus McKinnon’s financial results were significantly impacted by a non-cash goodwill impairment charge and other items totaling $105.7 million, or $5.60 per diluted share.  During the same period of the year prior, unusual items totaled only $4.5 million, or $0.23 per diluted share. The goodwill impairment charge, recorded in accordance with Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets,” reflected the Company’s share price in the quarter compared with the Company’s net book value and had no impact on the Company’s cash flow, liquidity or debt covenants.

Columbus McKinnon Reports Fiscal 2009 Year-end and Fourth Quarter Results and Announces Facility Consolidation Plans May 20, 2009

Columbus McKinnon posted fourth quarter 2009 net income from continuing operations of $3.2 million, or $0.17 per diluted share, on a non-GAAP basis excluding unusual items, compared with $12.9 million, or $.67 per diluted share, in the same period of the year prior.

(In millions, except per diluted share data)
	Three Months Ended
	March 31, 2009			March 31, 2008
Net (loss) income	$(102.5)	$(5.43)	per share	$8.4	$0.44	per share
Goodwill impairment charge	107.0	5.66		--	--
Restructuring charges	0.5	0.03		--	--
Gain from litigation	(2.2)	(0.11)		--	--
(Income) loss from discontinued operations	(0.4)	(0.02)		8.1	0.42
Unfavorable (favorable) year-end tax adjustments	0.8	0.04		(3.6)	(0.19)
Unusual items, net	105.7	5.60		4.5	0.23
Non-GAAP net income, excluding unusual items	$3.2	$0.17	per share	$12.9	$0.67	per share

Loss from operations was $100.6 million in the fiscal 2009 fourth quarter.  Excluding the goodwill impairment charge, income from operations was $6.4 million, down 71.2%, or $15.8 million, compared with the fiscal 2008 fourth quarter.

The impact of the Company’s rapidly lowering production volume in response to market demand combined with restructuring charges was mitigated somewhat by staff and other cost reductions in accordance with standard operating activities initiated late in the third quarter of fiscal 2009.  In addition to staffing adjustments, other cost reduction activities included restricted travel, reduced advertising and commissions, a global wage freeze and executive compensation forfeiture, among other measures. The full benefit of these and other cost management initiatives will be realized in future quarters.

Additionally, the Company is in the process of consolidating its North American hoist and rigging manufacturing footprint.  This process will involve closing two manufacturing facilities and significantly downsizing a third facility resulting in a reduction of approximately 500,000 square feet of manufacturing space and generating annual savings of approximately $8 million to $10 million. The one-time cost of the restructuring is expected to approximate $8 million to $10 million, including $1 million of non-cash charges, of which approximately 80% is expected to be incurred during fiscal 2010.  This strategic initiative will measurably benefit the Company as the economy and our sales return to more normal levels.

Timothy T. Tevens, President and Chief Executive Officer, commented, “The fourth quarter turned down rapidly and substantially as our channel partners felt the full brunt of the global recession and orders became extremely weak.  Significant cost management measures are well underway to mitigate the impact of the low segment of the industrial cycle.  In addition to pursuing the cost control activities we would normally perform in any downturn, we’re strategically consolidating manufacturing capacity. We are also managing liquidity and working capital, including the prudent reduction of inventory to be in alignment with current order levels.  We’re also dedicating additional resources to credit management to carefully manage collections risk given economic conditions.”

He further noted, “Although we are taking action to position the Company to address the economic challenges of today, these measures are designed to strategically fortify the organization to be a stronger, more profitable business in the future, as well as provide greater flexibility to adjust quickly to market volatility.  We consolidated our manufacturing space while increasing our output between 2001 and 2004 during the last economic downturn and we recognized significant positive operating leverage when the economy recovered. Importantly, we are maintaining our investments that will drive future revenue growth and profitability, such as new product development and emerging market penetration activities.  We believe market share can shift during a recession and we are working to gain that advantage.”

Columbus McKinnon Reports Fiscal 2009 Year-end and Fourth Quarter Results and Announces Facility Consolidation Plans May 20, 2009

Periods prior to the second quarter of fiscal 2009 have been restated to reflect the classification of the Company’s former subsidiary, Univeyor, as discontinued operations.  The fiscal 2009 fourth quarter was not impacted by these discontinued operations.  The Univeyor divestiture was announced on July 25, 2008.  Except where noted, Company financial results reported for the comparative prior periods reflect continuing operations.

Review of fourth quarter fiscal 2009 financial results

The fluctuation in sales compared with last year’s quarter is summarized as follows, in millions:

Decreased volume	$(45.8)	(28.4%)

Improved pricing	3.7	2.3%

Pfaff-silberblau acquisition	16.6	10.3%

Additional shipping days	5.1	3.1%

Foreign currency translation	(5.0)	(3.1%)

Total	$(25.4)	(15.8%)

International sales, which included $16.6 million associated with the Pfaff acquisition, were $54.4 million, or 40% of total net sales, up $1.6 million, or approximately 3% from the fourth quarter of fiscal 2008.

Gross margin declined to 25.6% for the quarter compared with 31.9% in last year’s fourth quarter due mostly to lower volume in all markets and currently lower margins at Pfaff.

Selling expenses were $17.4 million, down 13.5% when compared with the fourth quarter of fiscal 2008.  This reflects aggressive efforts to reduce or eliminate costs, and lower commissions resulting from lower sales volume, despite the addition of expenses associated with the Pfaff business.  Additionally, foreign currency translation had a $1.1 million favorable impact on selling expense.  As a percent of revenue, selling expenses were 12.8% on measurably lower sales compared with 12.5% in the same period last year.

General and administrative (G&A) expenses were $9.7 million in the fourth fiscal quarter of 2009, up $0.9 million, or 9.9%, from the previous fiscal year’s fourth quarter.  The increase includes G&A expenses associated with the Pfaff business, offset by benefits from aggressive cost reduction activities.  Additionally, foreign currency translation had a $0.4 million favorable impact on G&A expense.  As a percent of revenue, G&A expenses were 7.2% for this year’s fourth quarter, compared with 5.5% for the same period last year, due to cost reductions during the quarter not being fully realized yet and the rapid decline in sales.

Pro forma operating margin excluding unusual items was 5.3% in the fourth quarter of fiscal 2009 compared with 13.9% in the fourth quarter of fiscal 2008 on the same basis, negatively impacted mostly by lower global sales volume as well as inclusion of lower Pfaff margins.

Interest and debt expense increased 4.3% in the current quarter as interest related to the debt assumed upon the acquisition of Pfaff was partially offset by a decrease in interest expense related to a reduction in the Company’s senior subordinated notes, of which CMCO purchased $5 million at a 6% discount in October.

The effective tax rate for the quarter was not meaningful due to the significant nontaxable goodwill impairment charge.  Excluding the goodwill impairment charge from the loss from continuing operations before income tax expense, the pro forma effective tax rate would be 43.3% compared with 19.5% for the prior year’s quarter.  The higher rate in the fiscal 2009 year as compared with the annual average was due to unfavorable year-end tax reserve adjustments; the lower rate in fiscal 2008 was primarily due to favorable year-end tax reserve adjustments.

Columbus McKinnon Reports Fiscal 2009 Year-end and Fourth Quarter Results and Announces Facility Consolidation Plans May 20, 2009

Working capital as a percentage of sales was 18.8% at the end of fiscal 2009’s fourth quarter compared with 18.2% at the end of last fiscal year’s fourth quarter.  The increase was primarily due to the time lag associated with reducing inventories relative to the rapid and significant reduction in sales.

Solid balance sheet; financial flexibility

After utilizing $53 million of excess cash to purchase Pfaff during the fiscal year, Columbus McKinnon increased debt, net of cash, to $98.7 million, or 35.2% of total capitalization, at March 31, 2009, well within Columbus McKinnon’s previously disclosed long-term goal of 30%, flexing to 50% to accommodate acquisitions.  Debt, net of cash, was $57.3 million, or 16.2% of total capitalization on March 31, 2008.

The increase in net debt-to-total capitalization was also impacted by the non-cash goodwill impairment charge as well as a pension charge to other comprehensive income.  The Company’s net debt levels and long-term goal are designed to provide flexibility for strategic acquisitions and the financial strength needed for weathering the current market downturn.

Columbus McKinnon has maintained its strong liquidity position with $39.2 million of cash on hand at March 31, 2009, as well as availability on its $75 million line of credit of $64.5 million, with $10.5 million used for outstanding letters of credit.  The Company is in compliance with the financial covenants under its credit agreement.

During the fourth quarter of fiscal 2009, the Company recorded a $19.5 million charge to other comprehensive income associated with an increase in its pension liability as a result of the decline in market value of assets.  This balance-sheet-only posting reflected a $32.0 million increase to other non-current liabilities and a $12.5 million increase to deferred taxes within non-current assets.

Cash provided by operating activities from continuing operations in fiscal 2009 was $63.0 million, of which $18.6 million was generated in the fourth quarter, compared with $60.8 million during fiscal 2008.

Capital expenditures for fiscal 2009 were $12.2 million compared with $12.5 million in fiscal 2008.  In general, capital spending is focused on new product development, the purchase of productivity-enhancing equipment and capital maintenance items at various manufacturing facilities.  The Company anticipates capital spending for the 12 months of fiscal 2010 will be approximately $10 million to $11 million.

Fiscal 2009 review

Net sales for fiscal 2009 were $606.7 million, up 2.2%, or $12.9 million compared with fiscal 2008, and down 5.1% excluding the Pfaff business.

The Company’s fiscal 2009 net loss was $78.4 million, or $4.16 per diluted share, compared with net income of $37.3 million, or $1.95 per diluted share, for the same period last year.  Including the goodwill impairment charge, the Company recorded unusual items totaling $114.2 million, or $6.06 per diluted share, during fiscal 2009 compared with only $7.8 million, or $0.40 per diluted share, in fiscal 2008.

Columbus McKinnon posted fiscal 2009 net income from continuing operations of $35.8 million, or $1.90 per diluted share, on a non-GAAP basis excluding unusual items, compared with $45.1 million, or $2.35 per diluted share, in fiscal 2008.

Columbus McKinnon Reports Fiscal 2009 Year-end and Fourth Quarter Results and Announces Facility Consolidation Plans May 20, 2009

(In millions, except per diluted share data)
	Year Ended
	March 31, 2009			March 31, 2008
Net (loss) income	$(78.4)	$(4.16)	per share	$37.3	$1.95	per share
Goodwill impairment charge	107.0	5.67		--	--
Restructuring charges	1.2	0.07		0.5	0.03
Gain from litigation	(2.2)	(0.11)		--	--
Mark-to-market investments loss	2.6	0.14		--	--
Foreign currency exchange loss-intercompany loans	2.0	0.10		--	--
One-time accounting adjustments associated with Pfaff acquisition	0.7	0.04		--	--
Loss from discontinued operations	2.3	0.12		9.6	0.50
(Gain) loss of bond redemptions	(0.2)	(0.01)		1.2	0.06
Unfavorable (favorable) year-end tax adjustments	0.8	0.04		(3.6)	(0.19)
Unusual items, net	114.2	6.06		7.8	0.40
Non-GAAP net income, excluding unusual items	$35.8	$1.90	per share	$45.1	$2.35	per share

Gross profit margin was 28.6% compared with 31.3% for fiscal 2008.  Despite higher revenue, fiscal 2009 margins were impacted by higher material, freight and utility costs in the second and third quarters, one-time accounting charges associated with the Pfaff acquisition in the third quarter, lower margins currently in the Pfaff business, as well as under-absorption of costs in the fiscal fourth quarter due to the rapid and significant decline in sales.

During fiscal 2009, selling expenses increased $2.8 million, or 4.0%, and G&A expenses increased $3.7 million, or 10.8%.  These expenses increased primarily due to the addition of the Pfaff business as well as strategic investments in the first half of the year, somewhat offset by cost reductions in the third and fourth quarters.  Foreign currency translation of approximately $0.8 million and $0.3 million favorably impacted selling and G&A expense, respectively.  As a percent of sales, selling and G&A expenses were 18.2% during fiscal 2009 compared with 17.5% the prior year.

Operating margin excluding the goodwill impairment charge for fiscal 2009 was 10.0% compared with 13.6% for fiscal 2008.  Interest and debt expense in fiscal 2009 was up slightly to $13.1 million reflecting the reduction in average debt outstanding for the year and lower interest rates offset by the addition of debt assumed with the acquisition of Pfaff.

Outlook for fiscal 2010

Backlog was $70.1 million at the end of fiscal 2009 compared with backlog of $57.7 million from continuing operations at the end of fiscal 2008 and $79.2 million at the end of the trailing fiscal 2009 third quarter.  The $12.4 million increase over the prior year includes $27.1 million associated with Pfaff, which more than offset declines in the organic business.  The time to convert the majority of backlog to sales averages from one day to a few weeks, and backlog normally represents four to five weeks of shipments.

Mr. Tevens commented, “Columbus McKinnon is significantly stronger and more diversified today than during the last industrial downturn of the early 2000s, and we are very comfortable with the Company’s ample liquidity, solid cash position and conservative levels of debt.  We have a leaner organization with opportunities to create greater efficiencies, raise productivity levels and measurably reduce order to delivery times.

“With the structural changes we are now implementing, we plan to achieve margins toward the higher end of the single digit range, excluding unusual and restructuring charges, even if revenue is down 20% to 25%.  Unfortunately, given the recent volatility we have seen in the industrial markets and our short lead times, we do not have clear visibility into demand levels for the coming fiscal year.  We will continue to drive improvements, serve our customers well, invest in opportunities, progress with our growth strategy and maintain our leading position in the global material handling industry.”

Columbus McKinnon Reports Fiscal 2009 Year-end and Fourth Quarter Results and Announces Facility Consolidation Plans May 20, 2009

About Columbus McKinnon

Columbus McKinnon is a leading worldwide designer, manufacturer and marketer of material handling products, systems and services, which efficiently and ergonomically move, lift position or secure material. Key products include hoists, cranes, actuators, chain and forged attachments. The Company is focused on commercial and industrial applications that require the safety and quality provided by its superior design and engineering know-how.  Columbus McKinnon routinely posts news and other comprehensive information on its web site at http://www.cmworks.com.

Teleconference/webcast

A teleconference and webcast have been scheduled for May 20, 2009 at 10:00 AM Eastern Time at which the management of Columbus McKinnon will discuss the Company's financial results and strategy.  Interested parties in the United States and Canada can participate in the teleconference by dialing 1-888-459-1579, asking to be placed in the "Columbus McKinnon Fiscal 2009 Conference Call," providing the password "Columbus McKinnon," and identifying conference leader "Tim Tevens" when asked.  The toll number for parties outside the United States and Canada is 1-210-234-7695.

The webcast will be accessible at Columbus McKinnon's web site: http://www.cmworks.com.

An audio recording of the call will be available two hours after its completion and until June 20, 2009 by dialing 1-866-357-4208 or the toll number for parties outside the United States and Canada, 1-203-369-0124.  Alternatively, you may access an archive of the call and its transcript until August 20, 2009 on Columbus McKinnon's web site at: http://www.cmworks.com/news/presentations.aspx.

Safe Harbor Statement

This news release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements concerning future revenue and earnings, involve known and unknown risks, uncertainties and other factors that could cause the actual results of the Company to differ materially from the results expressed or implied by such statements, including general economic and business conditions, conditions affecting the industries served by the Company and its subsidiaries, conditions affecting the Company's customers and suppliers, competitor responses to the Company's products and services, the overall market acceptance of such products and services, the effect of operating leverage, the pace of bookings relative to shipments, the ability to expand into new markets and geographic regions, the success in acquiring new business, the speed at which shipments improve, and other factors disclosed in the Company's periodic reports filed with the Securities and Exchange Commission. The Company assumes no obligation to update the forward-looking information contained in this release.

Columbus McKinnon Reports Fiscal 2009 Year-end and Fourth Quarter Results and Announces Facility Consolidation Plans May 20, 2009

COLUMBUS McKINNON CORPORATION
Condensed Consolidated Income Statements - UNAUDITED

(In thousands, except per share and percentage data)
	Three Months Ended
	March 31, 2009	March 31, 2008	Change

Net sales	$135,788	$161,183	-15.8%
Cost of products sold	100,975	109,714	-8.0%
Gross profit	34,813	51,469	-32.4%
Gross profit margin	25.6%	31.9%
Selling expense	17,393	20,100	-13.5%
General and administrative expense	9,744	8,867	9.9%
Restructuring charges	776	285	172.3%
Amortization\impairment	107,521	33	325721.2%
(Loss) income from operations	(100,621)	22,184	-553.6%
Operating margin	-74.1%	13.8%
Interest and debt expense	3,219	3,086	4.3%
Loss of bond redemptions	-	174	-100.0%
Investment income	(269)	(353)	-23.8%
Foreign currency exchange loss	470	102	360.8%
Gain from litigation	(3,330)	-	-
Other income	(989)	(1,247)	-20.7%
(Loss) income from continuing operations before income tax expense	(99,722)	20,422	-588.3%
Income tax expense	3,151	3,978	-20.8%
(Loss) income from continuing operations	(102,873)	16,444	-725.6%
Income (loss) from discontinued operations, net of tax	369	(8,062)	-104.6%
Net (loss) income	$(102,504)	$8,382	-1322.9%

Average basic shares outstanding	18,890	18,783	0.6%
Basic (loss) income per share:
Continuing operations	$(5.45)	$0.88	-719.3%
Discontinued operations	0.02	(0.43)
Net (loss) income	$(5.43)	$0.45	-1306.7%

Average diluted shares outstanding	18,890	19,201	-1.6%
Diluted (loss) income per share:
Continuing operations	$(5.45)	$0.86	-733.7%
Discontinued operations	0.02	(0.42)
Net (loss) income	$(5.43)	$0.44	-1334.1%

Columbus McKinnon Reports Fiscal 2009 Year-end and Fourth Quarter Results and Announces Facility Consolidation Plans May 20, 2009

COLUMBUS McKINNON CORPORATION
Condensed Consolidated Income Statements - UNAUDITED

(In thousands, except per share and percentage data)
	Year Ended
	March 31, 2009	March 31, 2008	Change

Net sales	$606,708	$593,786	2.2%
Cost of products sold	433,007	408,211	6.1%
Gross profit	173,701	185,575	-6.4%
Gross profit margin	28.6%	31.3%
Selling expense	72,620	69,836	4.0%
General and administrative expense	37,721	34,048	10.8%
Restructuring charges	1,921	836	129.8%
Amortization\impairment	107,998	115	93811.3%
(Loss) income from operations	(46,559)	80,740	-157.7%
Operating margin	-7.7%	13.6%
Interest and debt expense	13,148	13,562	-3.1%
(Gain) loss of bond redemptions	(244)	1,794	-113.6%
Investment loss (income)	2,889	(1,165)	-348.0%
Foreign currency exchange loss	3,018	403	648.9%
Gain from litigation	(3,330)	-	-
Other income	(3,939)	(3,588)	9.8%
(Loss) income from continuing operations before
income tax expense	(58,101)	69,734	-183.3%
Income tax expense	18,001	22,819	-21.1%
(Loss) income from continuing operations	(76,102)	46,915	-262.2%
Loss from discontinued operations, net of tax	(2,282)	(9,566)	-76.1%
Net (loss) income	$(78,384)	$37,349	-309.9%

Average basic shares outstanding	18,861	18,723	0.7%
Basic (loss) income per share:
Continuing operations	$(4.04)	$2.50	-261.6%
Discontinued operations	(0.12)	(0.51)
Net (loss) income	$(4.16)	$1.99	-309.0%

Average diluted shares outstanding	18,861	19,158	-1.6%
Diluted (loss) income per share:
Continuing operations	$(4.04)	$2.45	-264.9%
Discontinued operations	(0.12)	(0.50)
Net (loss) income	$(4.16)	$1.95	-313.3%

Columbus McKinnon Reports Fiscal 2009 Year-end and Fourth Quarter Results and Announces Facility Consolidation Plans May 20, 2009

COLUMBUS McKINNON CORPORATION
Condensed Consolidated Balance Sheets - UNAUDITED
(In thousands)
	March 31, 2009	March 31, 2008

ASSETS
Current assets:
Cash and cash equivalents	$39,236	$75,994
Trade accounts receivable	80,168	93,833
Inventories	100,621	84,286
Prepaid expenses	18,115	17,320
Current assets of discontinued operations	-	17,334
Total current assets	238,140	288,767

Net property, plant, and equipment	62,102	53,420
Goodwill and other intangibles, net	125,080	187,376
Marketable securities	28,828	29,807
Deferred taxes on income	32,521	17,570
Other assets	4,993	8,094
Non-current assets of discontinued operations	-	5,001
Total assets	$491,664	$590,035

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Notes payable to banks	$4,787	$36
Trade accounts payable	33,298	35,149
Accrued liabilities	50,443	52,265
Restructuring reserve	1,302	58
Current portion of long-term debt	1,171	326
Current liabilities of discontinued operations	-	24,955
Total current liabilities	91,001	112,789

Senior debt, less current portion	7,073	3,066
Subordinated debt	124,855	129,855
Other non-current liabilities	86,881	48,844
Total liabilities	309,810	294,554

Shareholders’ equity:
Common stock	190	189
Additional paid-in capital	180,327	178,457
Retained earnings	41,891	122,400
ESOP debt guarantee	(2,309)	(2,824)
Accumulated other comprehensive loss	(38,245)	(2,741)
Total shareholders’ equity	181,854	295,481
Total liabilities and shareholders’ equity	$491,664	$590,035

Columbus McKinnon Reports Fiscal 2009 Year-end and Fourth Quarter Results and Announces Facility Consolidation Plans May 20, 2009

COLUMBUS McKINNON CORPORATION
Condensed Consolidated Statements of Cash Flows - UNAUDITED

(In thousands)
	Year Ended
	March 31, 2009	March 31, 2008

Operating activities:
Net (loss) income	$(78,384)	$37,349
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Loss from discontinued operations	2,282	9,566
Depreciation, amortization and impairment	117,590	8,325
Deferred income taxes	(1,700)	14,737
Gain on divestitures	-	(70)
Loss (gain) on sale of investments/real estate	2,594	(526)
(Gain) loss on early retirement of bonds	(300)	1,378
Stock option expense	1,059	1,462
Amortization/write-off of deferred financing costs	575	982
Changes in operating assets and liabilities:
Trade accounts receivable	24,396	(3,292)
Inventories	1,658	(9,144)
Prepaid expenses	2,955	612
Other assets	1,960	(1,176)
Trade accounts payable	(7,207)	7,801
Accrued and non-current liabilities	(4,451)	(7,231)
Net cash provided by operating activities from continuing operations	63,027	60,773
Net cash used by operating activities from discontinued operations	(2,796)	(1,183)
Net cash provided by operating activities	60,231	59,590

Investing activities:
Purchase of marketable securities, net	(2,605)	(1,562)
Capital expenditures	(12,245)	(12,479)
Purchase of businesses, net	(52,779)	-
Proceeds from sale of property	1,593	5,504
Net cash used by investing activities from continuing operations	(66,036)	(8,537)
Net cash provided (used) by investing activities from discontinued operations	531	(30)
Net cash used by investing activities	(65,505)	(8,567)

Financing activities:
Proceeds from stock options exercised	421	1,416
Net repayments under revolving line-of-credit agreements	(2,138)	(813)
Repayment of debt	(6,987)	(29,855)
Other	789	1,073
Net cash used by financing activities from continuing operations	(7,915)	(28,179)
Net cash used by financing activities from discontinued operations	(14,612)	(383)
Net cash used by financing activities	(22,527)	(28,562)

Effect of exchange rate changes on cash	(8,957)	4,878

Net change in cash and cash equivalents	(36,758)	27,339
Cash and cash equivalents at beginning of year	75,994	48,655
Cash and cash equivalents at end of period	$39,236	$75,994

Columbus McKinnon Reports Fiscal 2009 Year-end and Fourth Quarter Results and Announces Facility Consolidation Plans May 20, 2009

COLUMBUS McKINNON CORPORATION
Additional Data - UNAUDITED

	March 31, 2009		December 28, 2008		March 31, 2008

Backlog (in millions)	$70.1		$79.2		$57.7

Trade accounts receivable
days sales outstanding	53.7	days	51.8	days	53.0	days

Inventory turns per year
(based on cost of products sold)	4.0	turns	4.5	turns	5.2	turns
Days' inventory	90.9	days	81.1	days	70.1	days

Trade accounts payable
days payables outstanding	30.0	days	28.7	days	29.2	days

Working capital as a % of sales	18.8%		20.5%		18.2%

Debt to total capitalization percentage	43.1%		30.4%		31.1%
Debt, net of cash, to total capitalization	35.2%		26.8%		16.2%

Shipping Days by Quarter

	Q1	Q2	Q3	Q4	Total

FY10	63	64	60	63	250

FY09	63	63	60	65	251

FY08	63	63	60	63	249

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